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EXHIBIT 10.25

PURCHASE AND SALE AGREEMENT

        This Purchase and Sale Agreement ("Agreement") is made as of May 7, 2002 (the "Agreement Date") and is entered into by and between R.S. LAND, INC, a Nebraska Corporation ("Seller") and PAYPAL, INC., a Delaware corporation ("Buyer") with respect to the following facts:

        A.    Seller is the owner of that certain real property commonly known as Lots 5, 6, 7, 8, and 9 of South Port East Addition in the City of LaVista, within Sarpy County, Nebraska, consisting of approximately 22.38 acres of land (the "Property"). The legal description of the Property is more particularly set forth on Exhibit A hereto. If Exhibit A is not attached hereto on the Agreement Date, the legal description of the Property shall be supplied by Title Company (as defined below).

        B.    Buyer wishes to purchase from Seller and Seller wishes to sell to Buyer, the Property upon the terms and conditions hereinafter set forth.

        C.    Following the close of escrow Buyer wishes to construct a 120,000 square foot office building (the "Building") on the Property.

        NOW, THEREFORE, the parties hereto agree as follows:

        1.    Definitions.

          a.    The "Approval Date" shall mean May 31, 2002.

          b.    "Buyer" shall mean the individuals or entities identified as such in the opening paragraph of this Agreement.

          c.    "Close of Escrow" shall mean the moment when the Grant Deed is recorded in the office of the County Recorder of the County in which the Property is located.

          d.    The "Deposit" shall mean the sum of ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000.00), together with all interest accrued thereon, to be deposited in accordance with the provisions of paragraph 4.

          e.    The "Disapproved Title Matters" shall have the meaning set forth in paragraph 13.a.(2)(a).

          f.      "Escrow Holder" shall mean Security Land Title and Escrow Company of Omaha.

          g.    "Warranty Deed" shall mean a Nebraska warranty deed.

          h.    The term "Hazardous Substance" as used in this Agreement shall mean any product, substance, chemical, material or waste whose presence, nature quantity and/or intensity of existence, use, manufacture, disposal, transportation, spill, release or effect, either by itself or in combination with other materials on the Premises, is either (i) potentially injurious to the public health, safety or welfare, the environment or the Premises, (ii) regulated or monitored by any governmental authority, or (iii) a basis for liability of Seller to any governmental agency or third party under any applicable statute or common law theory. Hazardous Substance shall include, without limitation, hydrocarbons, petroleum, gasoline, crude oil or any products, by-products or fractions thereof.

          i.      The "Title Policy" shall mean Title Company's Standard Coverage owner's policy of title insurance, or if Buyer so elects an owners ALTA policy of title insurance. The Owner's Policy shall be in the face amount of not less than the Purchase Price, naming Buyer as the insured and subject only to the Permitted Exceptions.

          j.      The "Permitted Exceptions" shall mean all matters shown in the Preliminary Report (other than Disapproved Title Matters) and any other title exceptions caused by, created by or consented to, by Buyer.

          k.    The "Preliminary Report" shall mean a preliminary report issued by Title Company setting forth the matters which Title Company would show as exceptions in the Owner's Policy.

          l.      The "Scheduled Closing Date" shall mean June 15, 2002.

          m.    "Seller" shall mean the party named in the opening paragraph of this Agreement.

          n.    "Title Company" shall mean Security Land Title and Escrow Company.

        2.    Purchase and Sale.    Subject to the terms and provisions of this Agreement, Seller shall sell, and Buyer shall buy, the Property.

        3.    Purchase Price.    The purchase price for the Property shall be an amount equal to $3.75 per square foot multiplied by the number of square feet in the Property as determined by a survey.

        4.    Deposits; Seller Deliveries.    On the Agreement Date, Buyer shall make the Deposit with Escrow Holder which Deposit shall be placed in an interest bearing account for the benefit of Buyer (with all expenses thereof to be borne by Buyer). The Deposit shall be held pursuant to this Agreement, applied as a credit against the Purchase Price at Close of Escrow, and, as of the close of business of Escrow Holder on the Approval Date, the Deposit shall become non-refundable as provided in paragraph 20 (Liquidated Damages) hereof.

        Seller will deliver to Buyer within two (2) business days after the Agreement Date those of the following items which Seller has in Seller's possession or control:

          a.    Copies of all agreements, if any, reports and studies relating to the Property, including without limitation, site plans, topographic maps, utility plans and surveys; and

          b.    A list of any similar documents Seller knows to be in existence but not in Seller's possession or control.

        5.    Payment of Purchase Price.    In addition to the Deposit, Buyer shall pay the balance of the Purchase Price in cash, or by certified or cashier's check.

        6.    Conveyance; Evidence of Title.

          a.    On the Scheduled Closing Date, if all of Buyer's Closing Conditions and Seller's Closing Conditions (as set forth in paragraphs 14 and 16, respectively) have been satisfied or waived, Seller shall convey to Buyer fee title to the Property (subject only to the Permitted Exceptions) by Grant Deed.

          b.    Evidence of title to the Property shall be in the form of the Owner's Policy naming Buyer as the insured, which insurance shall be in an amount not less than the Purchase Price. Such insurance shall be subject only to the Permitted Exceptions.

        7.    Escrow.

          a.    On the Agreement Date, Buyer and Seller shall open an escrow with Escrow Holder by depositing with Escrow Holder a copy of this Agreement.

          b.    As soon as reasonably possible, Title Company shall prepare and deliver to Buyer and Seller a Preliminary Report with respect to the Property.

          c.    Buyer and Seller shall execute escrow instructions to Escrow Holder, provided, however, that the terms and conditions of this Agreement shall control over such escrow instructions to the extent of any conflict between said escrow instructions and this Agreement.

          d.    Buyer and Seller hereby authorize their respective attorneys to execute and deliver to Escrow Holder such supplemental escrow instructions as may be necessary or convenient to implement the terms of this Agreement and to close the transaction contemplated hereby. Each party shall timely deposit such documents, monies, and written escrow instructions with Escrow Holder as may be necessary for the conveyance of the Property in accordance with the terms of this Agreement.

          e.    Buyer shall deposit with Escrow Holder prior to the Scheduled Closing Date Buyer's funds sufficient to consummate the transaction described in this Agreement.

          f.      Prior to the Scheduled Closing Date, Seller and Buyer shall deposit with Escrow Holder the documents called for herein and such other documents as are necessary or desirable to effect the transaction contemplated by this Agreement.

        8.    Closing Date.    Escrow shall close on the Scheduled Closing Date.

        9.    Right of Entry for Investigation.

          a.    Buyer and its agents may enter the Property at any time or times beginning on the Agreement Date for the purpose of investigating the matters enumerated in paragraph 13. a. (1) and Seller hereby grants Buyer a license from and after the Agreement Date for the duration of this Agreement to so enter the Property; provided, however, such license shall not extend to the conduct of any drilling or soil sampling unless Buyer first obtains Seller's written consent, which consent may be subject to such conditions as Seller may reasonably require but will not otherwise be unreasonably withheld or delayed. Buyer shall give Seller twenty-four (24) hours advance written notice of the time of desired entry and of the name of each consultant.

          b.    Buyer shall indemnify, defend, and hold Seller harmless (collectively "Buyer's Indemnity Obligation") from any liability, claim, damages, loss, or expense Seller may suffer or incur which arises out of such an investigation. Buyer's Indemnity Obligation shall survive (i) the termination of this Agreement and/or (ii) the Close of Escrow and the delivery of the Warranty Deed, and shall not be limited in any way by the provisions of paragraph 20 (Liquidated Damages).

        10.    Buyer's Covenants.    Buyer covenants that:

          a.    Buyer shall take all actions necessary to prevent the creation of any lien or encumbrance against the Property, and if a lien or encumbrance against the Property results from actions by Buyer or its employees, agents, or contractors, Buyer shall cause such lien or encumbrance to be released.

          b.    Buyer shall notify Seller or Seller's designated representative in advance of any meetings scheduled between Buyer and any governmental entity, and Seller or its representative may attend any and all such meetings.

        11.    Representations and Warranties of Seller.    Seller hereby represents and warrants that:

          a.    Seller has the full right and authority to enter into this Agreement, to consummate the sale, transfer, and assignments contemplated herein;

          b.    The person or persons signatory to this Agreement and any document executed pursuant hereto on behalf of Seller have full power and authority to bind Seller;

          c.    There are no leases or contracts currently in force relating to the Property;

          d.    Seller is not a foreign person, foreign person, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Internal Revenue Code and Regulations thereunder.

          e.    Except as herein set forth, there is no litigation or other legal proceeding is pending, or to Seller's knowledge, proposed, threatened or anticipated with respect to the Property or any matter affecting Seller's ability to transfer the Property. A construction lien has been recorded against the Property. An action to foreclose such lien has been filed in the District Court of Douglas County, Nebraska. Such lien will be discharged or the Property otherwise released from any lien arising from such action on or before the date of Closing.

          f.      There is no soil or groundwater contamination on or under the Property, and there are no Hazardous Substances on the Property in violation of applicable law.

          g.    The Property and Seller's operations concerning the Property are not in violation of any applicable federal, state or local statute, law or regulation, and no notice from any governmental body has been served upon Seller claiming any violation of any law, ordinance, code or regulation, or requiring or calling attention to the need for any work, repairs, construction, alterations or installation on or in connection with the Property in order to comply with any laws, ordinances, codes or regulations, with which Seller has not complied. If there are any such notices with which Seller has complied, Seller shall provide Buyer with copies thereof.

          h.    All water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by law or by the normal operation of the Property, are or will be connected to the Property and its improvements with valid permits.

          i.      There is not now, any condemnation, zoning change, or other proceeding or action (including legislative action) pending, or to the best of Seller's knowledge, threatened, or contemplated by any governmental body, authority, or agency that will in any way affect the size of, use of, improvements on, construction on, or access to the Property.

          j.      The Property complies with all laws, rules and regulations relating to the division and sale of real property and no final subdivision map, parcel map, or division of land is required to transfer the Property validly to Buyer.

          k.    There are no unrecorded easements or other unrecorded agreements affecting title to the Property.

        12.    Representations and Warranties of Buyer.    Buyer hereby represents and warrants as of the Agreement Date and as of Close of Escrow that: (i) Buyer is acting for itself as a principal in connection with the sale of the Property and is not acting as an agent on behalf of any other person or entity; (ii) Buyer has the full right and authority to enter into this Agreement, to consummate the sale, transfer, and assignments contemplated herein and (iii) the person or persons signatory to this Agreement and any document executed pursuant hereto on behalf of Buyer have full power and authority to bind Buyer.

        13.    Buyer's Contingencies.

          a.    Buyer's obligation to perform under this Agreement is contingent upon Buyer's written approval or written waiver of each of the following contingencies on or before the Approval Date:

            (1)  Buyer's investigation, review and approval (which approval shall be at the sole discretion of Buyer) of (i) the physical condition of the Property (including review of any existing plans and specifications relating to improvements and studies relating to the site); (ii) the environmental condition of the Property; (iii) the condition of the soils, sub-soils and groundwater of the Property; (iv) all zoning and land use matters relating to the Property or any other laws affecting the Property or its use; (v) the adequacy of ingress, egress and utilities; (vi) financing of the Property; (vii) the economic viability of the Property for Buyer's intended use; (viii) review and approval of the Sanitary Improvement District, which will, among other things, maintain the lake as described in subparagraph (4) below; (ix) verification of area of Property and (x) organizing documents for the Southport East Landowner's Association, Inc.

            (2)  Buyer obtaining and approving the status of title to the Property as shown in the Preliminary Report.

              (a)  Buyer shall have ten (10) days after receipt of the Preliminary Report and all items referenced therein within which to notify Seller in writing of any matters shown in the Preliminary Report of which Buyer disapproves (a "Disapproved Title Matter"). All matters not disapproved by Buyer in writing shall be deemed approved.

              (b)  In the event Buyer gives Seller timely notice of a Disapproved Title Matter, Seller shall give written notice to Buyer within Ten (10) days after receipt of Buyer's notice of Disapproved Title Matter stating whether Seller elects to cause the removal or modification of such Disapproved Title Matter in a manner acceptable to Buyer. Seller shall have a reasonable time within which to correct any such Disapproved Title Matter in a manner acceptable to Buyer. (c) If Seller elects not to remove any such Disapproved Title Matter or is unable to cure such Disapproved Title Matter within fourteen (14) days after notice of such Disapproved Title Matter from Buyer, Seller may give notice of such election or inability to Buyer, in which event, Buyer shall have two (2) days after notice of such election or inability is given within which to notify Seller in writing of Buyer's waiver of such Disapproved Title Matter and Buyer's election to acquire the Property subject to the Disapproved Title Matters. If Buyer fails to give such notice within said two (2) day period, this Agreement shall automatically terminate. In the event this Agreement terminates pursuant to the provisions of this paragraph 13.a.(2)(c) then Escrow Holder shall promptly remit to Buyer all sums theretofore deposited by Buyer less one-half any escrow cancellation charges.

            (3)  Buyer obtaining all governmental approvals necessary to construct the Building.

            (4)  Buyer's approval of a survey of the Property.

              b.    If, on or before 5:00 p.m. local time on the Approval Date, Buyer has not approved or waived in writing the conditions set forth in paragraph 13.a. above, this Agreement shall terminate without any liability on the part of either party. In the event of such termination, the Deposit then on deposit, less one-half any title or escrow charges which may have been incurred in connection with this Agreement, shall be returned to Buyer.

        14.    Buyer's Closing Conditions.

          a.    Buyer's obligation to perform under this Agreement is also conditioned upon:

            (1)  Seller maintaining the Property in its present condition until Close of Escrow. In the event the Property or any part thereof is destroyed or suffers damage after the Agreement Date and before Close of Escrow, then Buyer shall have the election to (a) terminate this Agreement by giving notice of such election to Seller within five (5) days after Buyer receives notice of the damage or destruction, or (b) complete the purchase of the Property without reduction in the Purchase Price and receive an assignment of Seller's rights to insurance proceeds with respect to the damaged Property. In the event of termination, the Deposit shall be returned to Buyer, less one half any title or escrow fees and charges.

            (2)  The Seller's representations and warranties set forth in this Agreement being true at Close of Escrow.

            (3)  Delivery to Buyer of the following documents:

              (a)  Warranty Deed;

              (b)  Title Policy;

              (c)  Seller's Certification of Non-Foreign Status;

              (d)  Such other documents as may be called for by this Agreement.

            (4)  Within fourteen (14) days following the execution hereof, Seller shall provide Buyer with a plan for the development of the lake adjacent to the property as indicated on the attached site plan as "Outlot A" together with cost estimates which Seller shall have the obligation to complete. Such lake shall consist of approximately 5.484 acres. Buyer shall have ten (10) days thereafter to review and approve such plan in writing. Failure to give written notice shall be deemed to indicate approval of the plan. If Buyer disapproves the plan it shall so advise Seller in writing and the parties shall within the ensuing seven (7) day period attempt to resolve their differences, failing which Buyer may waive its disapproval or terminate this Agreement in which event its deposit shall be refunded. At the Scheduled Closing, in order to secure its obligation to develop the lake, Seller shall escrow an amount sufficient to pay the cost thereof. Construction of the lake shall begin as soon after the Scheduled Closing as reasonably practicable and shall be diligently pursued to completion. Unless otherwise agreed by the Parties, the lake shall be completed on or before November 1, 2002 (the "Completion Date"). Construction costs shall be disbursed from the escrow upon application for payment and engineer's certificate of progress and appropriate lien waiver(s). Additionally, the Seller must provide a plan from a qualified civil engineer describing the long term water retention and bank construction of the lake. Once the lake is fully developed, it is understood that Seller shall convey the lake to the Southport East Landowner's Association, Inc., lien-free,. In the event Seller, for any reason, fails to fulfill its obligations under this Section, Buyer, upon thirty (30) days written notice to Seller, and opportunity to complete by the Completion Date, shall have the right to construct the lake and to apply the funds held in escrow to the cost thereof. Southport East Landowner's Association, Inc. shall assume all responsibility for the maintenance thereof. Buyer shall be a member of and shall participate in the management and operation of Southport East Landowner's Association, Inc. Seller's obligations hereunder shall survive the close of escrow.

          b.    In the event the conditions set forth in paragraph 14.a. are not satisfied or waived by Buyer in writing on the Scheduled Closing Date, Buyer, in addition to other remedies which it may be entitled to exercise, may elect to terminate this Agreement, in which event the Deposit, less one-half any title or escrow charges which may have been incurred in connection with this Agreement, shall be returned to Buyer.

        15.    Seller's Covenants.    For so long as this Agreement has not been terminated:

          a.    Subject to the provisions of paragraph 14.a.(1) above, Seller shall maintain the Property in its current condition and shall operate the Property in the manner in which it is currently being operated;

          b.    Seller shall not enter into any contracts, leases or other agreements concerning the Property without obtaining the prior written approval of Buyer;

          c.    Prior to Close of Escrow, Seller shall execute such closing documents as are called for by this Agreement;

          d.    At Close of Escrow, Seller shall deliver to Buyer an affidavit meeting the requirements of Internal Revenue Code Section 1445(b)(2), stating the Seller is not a foreign person and setting forth Seller's taxpayer identification number and Seller's business address; and

          e.    If Seller is notified of any legal proceedings instituted against the Property prior to Close of Escrow, Seller shall promptly give notice thereof to Purchaser. The institution of any legal proceedings against the Property shall be deemed a Disapproved Title Matter. There is presently a construction lien foreclosure pending against the Property as described in Paragraph 11. e. hereof.

        16.    Seller's Closing Conditions.    The following conditions are solely for the benefit of Seller:

          a.    Seller's obligation to perform under this Agreement is conditioned upon:

            (1)  Buyer timely performing all of its obligations under this Agreement.

            (2)  Receipt of the purchase price.

            (3)  Receipt of such other documents as are called for by this Agreement.

          b.    In the event the conditions set forth in paragraph 16.a. are not satisfied or waived by Seller in writing on the Scheduled Closing Date, Seller may elect to terminate this Agreement.

        17.    Closing Costs and Prorations.    The closing costs shall be paid as follows:

Escrow Fees:	Buyer 50%, Seller 50%
Title Policy:	Buyer 50%, Seller 50% (additional cost of Owner's ALTA policy to be borne by Buyer)
City, County and State Documentary Transfer Tax:	Seller 100%

Notary fees, document preparation fees and recording fees shall be paid by the party benefiting from such notary, preparation, or recordation. Special title endorsements required by Buyer and the premium for any lender's policy shall be paid by Buyer. Provided, however, that the premium for any special title endorsements required to allow Seller to eliminate any Disapproved Title Matter(s) shall be paid by Seller. All other closing costs shall be paid in accordance with the custom in the County in which the Property is located. Operating expenses, real property taxes and assessments shall be prorated as of the Close of Escrow based upon the latest available tax and assessment information and estimates of operating expenses. Within forty-five (45) days after Close of Escrow, the parties shall reconcile and adjust payments of estimated operating expenses outside of escrow based on the actual operating expenses. Each party shall pay the legal fees incurred by its own legal counsel.

        18.    Condemnation.    If, prior to the Closing Date, all or any portion of the Property is taken by condemnation or eminent domain (or is the subject of a pending or contemplated taking which has not been consummated), Seller shall immediately notify Buyer of such fact. In such event, Buyer shall have the option to terminate this Agreement upon written notice to Seller given not later than thirty (30) days after receipt of such notice from Seller. Upon such termination, the parties shall equally share the cancellation charges of Escrow Agent and neither party shall have any further rights or obligations hereunder, other than pursuant to any provision hereof which expressly survives the termination of this Agreement. If Buyer does not elect to terminate this Agreement, Seller shall assign and turn over to Buyer, and Buyer shall be entitled to receive and keep, all awards for the taking by condemnation and Buyer shall be deemed to have accepted the Property subject to the taking without reduction in the purchase price.

        19.    Notices.    All notices and demands shall be given in writing by personal service, certified mail, postage prepaid and return receipt requested, or by Federal Express, Express Mail or any other commercial delivery service which guarantees overnight delivery (an "Overnight Service"). Notices and payments required hereunder, shall be considered given when (i) personally served, (ii) when certified mail notices are delivered or, if unclaimed or rejected, on the date of rejection or return to the party giving the notice, or (iii) the next business day after deposit with an Overnight Service marked for overnight delivery. Notices shall be addressed as appears below for the respective parties, provided that if any party gives notice of a change in name or address, notices to the giver of such notice shall thereafter be given as demanded in such notice.

    Buyer::
    PAYPAL, INC.
    1840 Embarcadero Road
    Palo Alto, California 94303
    Attn: Rebecca L. Eisenberg
    Telephone (650) 251-1203
    Facsimile (650)251-1306

    Copy To:
    CARR, McCLELLAN, INGERSOLL, THOMPSON & HORN
    Professional Corporation
    216 Park Road
    Burlingame, California 94010
    Attn: Norman I. Book, Jr.
    Telephone (650) 342-9600
    Facsimile (650) 342-7685

    Seller:
    R. S. Land, Inc.
    c/o John J. Smith
    8425 Madison, Street
    Omaha, NE 68127

    Copy To:
    Warren R. Whitted, Jr.
    LIEBEN, WHITTED, HOUGHTON, SLOWIACZEK & CAVANAGH, P.C., L.L.O.
    2027 Dodge Street, #100
    Omaha, NE 68102

    Copy To:
    Dennis Hoth
    CB Richard Ellis
    14301 FNB Parkway, #100
    Omaha, NE 68154

        20.    Liquidated Damages.

          a.    BUYER RECOGNIZES THAT THE PROPERTY WILL BE REMOVED FROM THE MARKET DURING THE EXISTENCE OF THIS AGREEMENT. BUYER ACKNOWLEDGES THAT IF IT FAILS TO PURCHASE THE PROPERTY FOR ANY REASON OTHER THAN FAILURE OF A CONDITION TO ITS PERFORMANCE OR THE BREACH OF SELLER, SELLER SHALL BE ENTITLED TO COMPENSATION FOR THE DETRIMENT RESULTING FROM THE REMOVAL OF THE PROPERTY FROM THE MARKET.

          b.    THE PARTIES HERETO AGREE THAT THE DAMAGES THAT SELLER SHALL SUSTAIN AS A RESULT OF SUCH BREACH WILL BE SUBSTANTIAL, BUT WILL BE EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN. THEREFORE, THE PARTIES AGREE THAT IF BUYER FAILS TO PURCHASE THE PROPERTY FOR ANY REASON OTHER THAN FAILURE OF A CONDITION TO ITS PERFORMANCE OR THE BREACH OF SELLER, SELLER SHALL BE ENTITLED TO RECOVER THE SUM, AT THE TIME OF THE BREACH, OF THE AGGREGATE AMOUNT OF THE DEPOSIT WHICH THEN HAS BEEN DELIVERED BY BUYER TO (i) ESCROW HOLDER OR (ii) DISBURSED OUT OF

  ESCROW TO SELLER. THIS SUM SHALL BE PAID AND RECEIVED AS LIQUIDATED DAMAGES AND NOT AS A PENALTY.

          c.    BOTH PARTIES ACKNOWLEDGE AND AGREE THAT SAID AMOUNT IS PRESENTLY A REASONABLE ESTIMATE OF SELLER'S DAMAGES CONSIDERING ALL OF THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, INCLUDING THE RELATIONSHIP OF THE SUM TO THE RANGE OF HARM TO SELLER THAT REASONABLY COULD BE ANTICIPATED AND THE ANTICIPATION THAT PROOF OF ACTUAL DAMAGES WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT.

          d.    IN PLACING THEIR INITIALS AT THE PLACES PROVIDED, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE. BOTH PARTIES AGREE THAT, EXCEPT AS PROVIDED IN PARAGRAPH 10.c. THIS SUM STATED AS LIQUIDATED DAMAGES SHALL BE IN LIEU OF ANY OTHER MONETARY AND/OR EQUITABLE RELIEF TO WHICH SELLER MIGHT OTHERWISE BE ENTITLED BY VIRTUE OF THIS AGREEMENT BY OPERATION OF LAW AND/OR EQUITY.

  Seller's Initials /s/ JS    Buyer's Initials /s/ RB

        21.    Broker's Commissions.    Buyer and Seller each covenant to the other that the covenanting party has not entered into any agreement or incurred any obligation which might result in the obligation of the other party to pay a sales or brokerage commission or finder's fee with respect to the sale of the Property to any party or company, except for the provisions of a separate written agreement between Seller and CB Richard Ellis/MEGA ("Broker"). Each party to this Agreement shall indemnify, defend and hold the other harmless from and against any loss, claim, liability, damage, cost or expense (including attorneys' fees and expert fees) arising in any manner whatsoever out of the indemnifying party's breach of the covenant in this paragraph 21.

        22.    Standard Provisions.

          a.    This Agreement is made in the State of Nebraska and its validity, construction, and all rights under it shall be governed by Nebraska law. Venue for any action pursuant to this Agreement shall be determined by Nebraska Law.

          b.    This Agreement supersedes any prior agreements and contains the entire agreement of the parties on the matters covered. No other agreement, statement or promise made by any party or agent of any party that is not in writing and signed by all the parties to this Agreement shall be binding. Any amendments to this Agreement shall be in writing and signed by all parties hereto.

          c.    The provisions of this Agreement were negotiated by all the parties hereto, and this Agreement shall be deemed to have been drafted by all the parties hereto.

          d.    This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but such counterparts when taken together shall constitute but one Agreement.

          e.    The paragraph headings throughout this Agreement are for convenience and reference only, and the words contained herein shall not be held to expand, modify, amplify, or aid in the interpretation, construction, or meaning of this Agreement.

          f.      TIME IS OF THE ESSENCE OF THIS AGREEMENT.

          g.    This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

          h.    Except as otherwise provided herein, the covenants, terms, conditions, representations and warranties contained in this Agreement shall survive the closing of the purchase and sale and shall not be deemed merged in the Warranty Deed.

          i.      If any provision of this Agreement or the application thereof to any person or in any circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or in other circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

          j.      In the event that any party to this Agreement commences any action or proceeding against any other party by reason of any breach or alleged breach of any term or condition of this Agreement, or for the interpretation of this Agreement, or with respect to any other claim arising in any manner whatsoever out of this Agreement, the prevailing party in such an action or proceeding shall be entitled to recover its reasonable attorneys' fees (including attorneys' fees on appeal, and costs and expenses incurred in out-of-court negotiations, workouts, and/or settlements or in seeking relief from stay or otherwise seeking to protect its rights in any bankruptcy proceeding) and all reasonable costs (including costs of consultants and experts) incurred. The court shall determine the prevailing party. The term "expenses" as used herein means any expenses incurred in connection with any of the out of court or state, federal or bankruptcy proceedings referenced above, including but not limited to the fees and expenses of any appraisers, consultants and expert witnesses retained or consulted by such party. In addition, the prevailing party shall be entitled to its attorneys' fees, costs and expenses incurred in any post-judgment proceedings to collect and enforce a judgment. This provision is separate and several and shall survive the merger of this Agreement into any judgment on this Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

SELLER:
R.S. LAND, INC.
By:	/s/ John J. Smith John J. Smith, Trustee, President	Date	May 7, 2002
BUYER:
PAYPAL
By:	/s/ Roelof Botha	Date:	May 17, 2002 May 9, 2002
Its:	CFO
By:		Date:
Its:

STATE OF NEBRASKA	)
)ss.
COUNTY OF DOUGLAS	)

        On this 7 day of May, 2002, before me, the undersigned, a Notary Public in and for said county, personally came John J. Smith, Trustee, President of R.S. LAND, INC, a Nebraska corporation, to me personally known to be President and identical person whose name is affixed to the above instrument and acknowledged the execution thereof to be his voluntary act and deed as such officer and the voluntary act and deed of said corporation.

        WITNESS my hand and Notarial Seal the day and year last above written.

/s/ Dennis Hoth Notary Public

[Acknowledgements continued on next page.].

STATE OF CALIFORNIA	)
)ss.
COUNTY OF Santa Clara	)

        On this 17 day of May, 2002, before me, the undersigned, a Notary Public in and for said county, personally came Roelof Botha of PAYPAL, INC., a Delaware corporation, to me personally known to be and identical person whose name is affixed to the above instrument and acknowledged the execution thereof to be his voluntary act and deed as such officer and the voluntary act and deed of said corporation.

        WITNESS my hand and Notarial Seal the day and year last above written.

/s/ Betty Hwang Notary Public

EXHIBIT "A" TO PURCHASE AGREEMENT

        All that certain real property situated in the State of Nebraska, City of LaVista, County of Sarpy, more particularly described as follows:

Lots 5.6.7.8 & 9, Southport East,
a subdivision as surveyed platted and recorded in Sarpy County, Nebraska.

EXHIBIT B TO PURCHASE AGREEMENT
[Intentionally Omitted]

[PAYPAL LETTERHEAD]

May 30, 2002

Dennis Hoth
CB Richard Ellis MEGA
Omaha, NE 68154

  Re:
  Purchase and Sale Agreement dated May 7, 2002

Dear Mr. Hoth,

        We are hereby requesting an extension of the Approval Date under the above referenced Agreement from May 31, 2002 to June 10, 2002.

        Please have your client indicate agreement to such extension by signing below.

Very truly yours,
/s/ RYAN DOWNS
Ryan Downs, V.P. Operations PayPal, Inc.

Agreed:

R.S. Land, Inc.

By:	[ILLEGIBLE]

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  EXHIBIT 10.25